EXHIBIT 4.2
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                    B WARRANT TO PURCHASE COMMON STOCK OF ZAP

     THIS CERTIFIES THAT, in exchange for good and valuable consideration, receipt of which is duly acknowledged, ZAP, a California corporation (the "Company"), hereby grants to the person or persons whose name(s) and address are set forth on the signature page of this Agreement (the "Holder"), a warrant to purchase that number of shares of the Common Stock of the Company set forth above (this "Warrant") at a price and under terms set forth herein.

This Warrant is issued pursuant to the confirmed Plan of Reorganization dated, July 1, 2002.


EXERCISE OF WARRANT

Purchase Price. The price for the Common Stock issuable upon exercise of this Warrant will be $1.20 for the remaining life of the Warrant through the expiration date of June 31, 2007.

     Payment. Subject to compliance with the terms and conditions of this Warrant and applicable securities laws, this Warrant may be exercised, in whole or in part at any time or from time to time on or before the Expiration Date, by surrendering this Warrant at the principal office of the Company together with the form of Notice of Exercise attached hereto as Exhibit 1 (the "Notice of Exercise") duly executed by the Holder, and(b)payment: (i) in cash (by check) or by wire transfer; (ii) by cancellation by the Holder of indebtedness of the Company to the Holder; or (iii) by a combination of (i) and (ii), of an amount equal to the product obtained by multiplying the number of shares of Common Stock being purchased upon such exercise by the then effective Purchase Price (the "Exercise Amount").

     Time of Exercise. The Holder may exercise this Warrant at any time on or before 5:00 p.m. Pacific Time on June 31, 2007. If by the Expiration Date the Holder has not exercised any portion of this Warrant, that portion will expire and be of no further effect. The Board of Directors may decrease the exercise price, increase the life of the warrants, or re-purchase the warrant at its sole discretion by delivering written notice to the Holder upon 30 days notice to the Holder. Once the warrant is exercised and converted to common stock, the stock will be without restriction per the Confirmed Plan of Reorganization of 2002.